Contact:	Emily Duncan Investor Relations 312-394-2345 Paul Adams Corporate Communications 410-470-4167 paul.adams2@exeloncorp.com	FOR IMMEDIATE RELEASE

NEW CONSTELLATION BOARD OF DIRECTORS NAMED
Post-separation, the new Constellation board will consist of experienced business leaders from a wide range of industries and diverse backgrounds

CHICAGO (Jan. 7, 2022) – Exelon Corp. (Nasdaq: EXC) today announced Constellation’s Board of Directors following the company’s separation from Exelon. The transaction, which has received all regulatory approvals and is expected to close on February 1, will create two independent, publicly traded companies: Constellation, the nation’s largest provider of carbon-free energy and a leading competitive provider of energy products and services; and Exelon, a transmission and distribution-only utility business with industry-leading scale serving more than 10 million customers. Constellation’s shares will begin trading February 2 under the ticker CEG.

“This incredibly talented slate of directors has a track record of business success and the breadth of leadership experience we need in finance, technology, operations and innovation to inform our strategy as we begin this exciting new chapter for Constellation,” said Robert Lawless, a current Exelon board member who will become chair of the Constellation board upon separation. “Just as importantly, they share our vision for a clean energy future and our commitment to investing in our communities, advancing workforce development and valuing diversity, equity and inclusion in everything we do.”

Pending completion of the separation, the following individuals will join Constellation’s new board:

Joseph Dominguez, incoming CEO
Dominguez is the current CEO of Exelon Generation and will become president and CEO of Constellation following the company’s separation from Exelon. Prior to his current role,

Dominguez served as CEO of ComEd, an Exelon utility that serves 4 million residential and business customers, or 70 percent of Illinois’ population. Prior to joining ComEd, he served as executive vice president of governmental and regulatory affairs and public policy for Exelon, where he oversaw the development and implementation of federal, state and regional governmental, regulatory and public policy strategies. Prior to joining Exelon, Dominguez was a partner in the law firm of White and Williams, LLP, and also served as a former assistant U.S. Attorney, Eastern District of Pennsylvania. He serves on several boards and councils, including Hispanics in Energy, the United Way, the Adler Planetarium and the Lyric Opera House.

Bradley M. Halverson
Halverson served from 2013 to 2018 as group president and CFO of Caterpillar, a Fortune 100 manufacturer of construction and mining equipment, diesel and gas engines, turbines and locomotives. Prior to that, he held a succession of roles of increasing responsibility at Caterpillar, including vice president, Financial Services (2010-2013); corporate controller, Global Finance & Strategic Services (2004-2010); and corporate business development manager, Corporate Services (2002-2004), among others since joining the company in 1988. He currently serves on the board of directors for Lear Corporation and Sysco Corporation. In addition, he served as a director for Custom Truck One Source from 2018-2021.

Charles L. Harrington
Harrington is the current chairman and former CEO of Parsons Corp., a disruptive technology provider in the global defense, intelligence and critical infrastructure markets worldwide. He served as chairman and chief executive officer of the company from 2008 to 2021, following previous roles as executive vice president, chief financial officer and treasurer (2006-2008); president, Commercial Technology Group (2003-2006); and president, Communications Technology Group (1999-2002), among others. In addition to serving as chairman of Parsons, Harrington serves as a board member for J.G. Boswell Company and Cal Poly Foundation. He also served on the board of The AES Corporation from 2013 to 2020.

Rhonda S. Ferguson
Ferguson serves as executive vice president, Chief Legal Officer, general counsel and secretary for Fortune 100 company Allstate Corporation. She joined the company as executive vice president and general counsel in 2020 before assuming her current role in 2021. Prior to joining Allstate, Ferguson served as executive vice president, Chief Legal Officer and corporate secretary for Union Pacific Corporation from 2016 through 2020. She held the role of vice president, corporate secretary and Chief Ethics Officer for First Energy Corporation from 2007 through 2016. Previously, Ferguson served as assistant general counsel and assistant corporate secretary for Ferro Corporation from 2003 through 2007. She joined Baker & Hostetler LLP as an associate in 1997 and served as a partner from 2002 until her departure in 2003. Ferguson began her career as an associate with Thompson Hine LLC from 1994 through 1997. Ferguson also currently serves on the boards for the RAND Institute for Civil Justice and Girls Inc. of Chicago.

Julie Holzrichter
Holzrichter is chief operating officer of CME Group, the world’s leading derivatives marketplace. Prior to being appointed to her current role in 2014, Holzrichter held a succession of roles of increasing responsibility, including senior managing director of Global Operations from 2012 to 2014; managing director, Global Operations, from 2007 to 2012; and director, Operations, from 2006-2007, among others. She has led the integration of global operations for a number of multi-billion-dollar mergers and acquisitions throughout her tenure. Holzrichter serves on the board of the National Futures Association and is a member of the Futures Industry Association, ChicagoFirst and the CME Group Women’s Initiative Network. She previously served on DePaul University’s Finance Advisory Board and DePaul’s Center for Risk Management Advisory Board. She was named as one of Crain’s Notable Women in Finance in 2019, one of the Illinois Diversity Council’s Most Powerful and Influential Women in 2016, and was recognized as DePaul’s Financial Woman of the Year in 2015.

Ashish K. Khandpur
Khandpur is president of the $10 billion Transportation & Electronics business group for 3M, a Fortune 100 multinational corporation operating in the fields of transportation, electronics, worker safety, health care, consumer goods and industry. During his 26-year career with 3M, he has held a series of roles with increasing responsibility, including executive vice president, Transportation & Electronics business group, from 2019 to 2021; executive vice president, Electronics & Energy business group, from 2017 to 2019; senior vice president, Research & Development and Chief Technology Officer, from 2014 to 2017, among other roles. Khandpur is a member of the Dean’s Advisory Board, College of Science and Engineering, for the University of Minnesota and, until recently, served as a trustee for the University of St. Thomas from 2017 to 2021. He also served as a director for the 3M Foundation from 2012 to 2017 and prior to that was a director for 3M India in 2014.

The following Exelon board members will transition to Constellation’s board following separation:

Robert J. Lawless (Chairman)
Lawless served as board chair of spice maker McCormick & Company Inc. from January 1997 until March 2009, having also served as the company’s president until December 2006 and chief executive officer until January 2008. Lawless previously served as a director with Constellation Energy Group from 2002 until 2012, when the company merged with Exelon. He also currently serves as a director for various nonprofit organizations, including Operation Walk Canada and Teen Challenge Canada. Following separation, he will serve as chairman of the new Constellation board.

Laurie Brlas
Brlas most recently served as executive vice president and chief financial officer of Newmont Mining Corporation, a leading gold and copper producer with U.S. and international operations, until 2016. From 2006 to 2013, she served in a succession of senior leadership positions at iron ore producer Cleveland-Cliffs, Inc., most recently as executive vice president and president, Global Operations. Brlas currently serves on the boards of Albermarle Corporation, a global chemical manufacturer; Graphic Packaging, which specializes in the design and manufacturing of packaging for commercial products; and Autoliv, Inc., an automotive safety supplier. She has been an independent Exelon board member since 2018.

Yves C. de Balmann
An independent Exelon board member since 2012, de Balmann previously served as co-chairman of Bregal Investments LP, a private equity investing firm, from 2002 to 2012. Prior to that, he was vice-chairman of Bankers Trust Corporation, in charge of Global Investment Banking until its merger with Deutsche Bank in 1999. Following the merger, he became co-head of Deutsche Bank’s Global Investment Bank and co-chief executive officer of Deutsche Banc Alex.Brown from 2001 to 2003. He currently serves as a director of ESI Group, a virtual prototyping software company that is listed in compartment B of Euronext Paris. He also previously served as a director of Laureate Education Inc. and as the non-executive chairman of Conversant Intellectual Property Management.

Admiral John M. Richardson
Admiral Richardson served 37 years in the U.S. Navy, completing his service as the Chief of Naval Operations (CNO), the top officer in the Navy. While in the Navy, Richardson served in the submarine force and commanded the attack submarine USS HONOLULU in Pearl Harbor, Hawaii, for which he was awarded the Vice Admiral James Bond Stockdale Inspirational Leadership Award. He went on to command at every level of the Navy. Richardson served as the Director of Naval Reactors from 2012 until 2015, with responsibility for the full lifecycle, including regulatory responsibilities, of more than 90 reactors operating around the world on nuclear-powered warships. After Naval Reactors, he served as the 31st Chief of Naval Operations, the senior officer in the Navy, from 2015 until August 2019. Richardson retired from the Navy in August 2019. Since leaving the Navy, Richardson has joined the Board of Directors for Exelon, The Boeing Company and BWX Technologies. He also serves on the Boards of the Woods Hole Oceanographic Institution, the Center for New American Security, and the Navy League of the United States.

Full bios of each board member can be found here.

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About Exelon
Exelon Corporation (Nasdaq: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2020 revenue of $33 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 31,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including three fourths of the Fortune 100. Follow Exelon on Twitter @Exelon.